Exhibit (b)(6)

Amendment to Commitment Letter

This Deed is executed on this 25 October 2016 by and between:

(A)             SINO IC LEASING CO., LTD., a corporation organized and existing under the laws of the People’s Republic of China (hereinafter called the “Lender”); and

(B)             GRAND CHIP INVESTMENT GmbH, a corporation organized and existing under the laws of Germany (hereinafter called the “Borrower”).

WHEREAS

A.                  By a commitment letter dated May 2016 issued by the Lender to, and counter-signed by, the Borrower (the “Commitment Letter”), upon request and initiation of Fujian Grand Chip Investment Fund LP, indirect parent company of the Borrower, the Lender agreed to provide to the Borrower a term loan facility in an amount of up to EURO 500,000,000 to finance the acquisition of the shares in Aixtron SE, subject to the terms and conditions thereof.

NOW THEREFORE, for various considerations, receipt and sufficiency thereof being hereby expressly acknowledged by each of the parties hereto, the parties hereto do mutually agree and confirm to each other as follows:

1.                    AMENDMENT

With effect from the date of this Deed, the Commitment Letter shall be amended as follows and thereafter shall be read and construed accordingly:-

(a)                           The Summary of Key Terms appended to the Commitment Letter as Appendix A (Term Sheet) shall be deleted in its entirety and replaced with that set out in Schedule 1 hereto.

2.          This Deed shall constitute an integral part of the Commitment Letter. All other terms and/or conditions of the Commitment Letter shall remain unaltered and be in full force and effect.

3.          This Deed may be executed as a deed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any party to this Deed may enter into this Deed by signing any such counterpart.

4.          This Deed shall be governed by and construed in accordance with the laws of Hong Kong.  The courts of Hong Kong shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed.

5.          Unless otherwise defined herein, the terms and expressions defined in the Commitment Letter shall have the same meaning when used in this Deed.

IN WITNESS WHEREOF the parties hereto have caused this Deed duly executed by their duly authorized officers or attorneys-in-fact on the day and year first above written.

EXECUTED AS A DEED by	)
/s/ Du Yang	)
Du Yang	)
for and on behalf of	)
SINO IC LEASING CO., LTD.	)
in the presence of:- Xue Bei Ni	)
/s/ Xue Bei Ni

EXECUTED AS A DEED by	)
/s/ Liu Zhendong	)
Liu Zhendong	)
for and on behalf of	)
GRAND CHIP INVESTMENT GmbH	)
in the presence of:- Xue Bei Ni	)

/s/ Xue Bei Ni

Schedule 1

Amended Term Sheet

SUMMARY OF KEY TERMS

Euro 500,000,000 Secured Term Loan Facility

FOR

GRAND CHIP INVESTMENT GMBH

PARTIES

1.	Borrower:	Grand Chip Investment GmbH incorporated under the laws of Germany.

2.	Guarantor:	Mr. Zhendong Liu

3.	Target:	Aixtron SE

4.	Security Provider	(a) Borrower; (b) Grand Chip Investment S.à r.l. incorporated under the laws of Luxembourg (the “LuxCo”); and (c) Fujian Grand Chip Investment Fund LP (“Fujian Grand Chip”).

5.	Lender:	Xin Rong Leasing Limited, wholly owned Hong Kong subsidiary of Sino IC Leasing Co., Ltd.

6.	Obligors:	The Borrower, the Guarantor and the Security Provider.

THE FACILITY

1.	Facility:	Term loan facility.

2.	Amount:

The lesser of (i) Euro 500,000,000 and (ii) an amount equal to all the tendered shares of the Target multiplied by the tender offer price less the EURO equivalent of RMB 1,700,000,000 (being the Borrower’s own funds).

3.	Purpose:	financing payment to the existing shareholders of the Target who tendered the Target’s shares under the Tender Offer.

4.	Termination Date:	5 years from the date of the first utilisation date, or such other date to be agreed between the parties.

5.	Availability Period:	From the date of the facility agreement up to and including 17 March 2017.

6.	Utilisation:	Subject to compliance with the Conditions Precedent and 3 business days’ prior written notice to the Lender, the Facility shall be available for two utilisations during the Availability Period.

7.	Repayment:	In accordance with such repayment schedule as agreed between the Borrower and the Lender specified in the facility agreement. All outstanding must be repaid by the Termination Date.

8.	Voluntary Prepayment:

Prepayment may be made in whole or in part at any time after the Availability Period with prior written notice and subject to a minimum amount and integral multiples to be agreed.

Voluntary prepayments must be made together with interest accrued on the amount prepaid and, subject to breakage costs, without premium or penalty.

Voluntary partial prepayments will be applied against the outstanding repayment instalments in inverse order of maturity.

Amounts voluntarily prepaid may not be redrawn.

PRICING

1.	Margin:	5.00% per annum.

2.	Interest Periods for loans:

For the purpose of calculating interest each loan will have successive Interest Periods. Each Interest Period for a loan will be of three (3) months, or any other period agreed between the Borrower and the Lender.

3.	Interest on loans:	The rate of interest payable on a loan for each Interest Period will be the aggregate of: (a) the Margin; and (b) EURIBOR.

4.	Payment of interest:	Interest is payable on the last day of each Interest Period.

5.	Default interest:	Interest on overdue amounts will be increased by 2% per annum.

TENDER OFFER DEFINITIONS AND TERMS

1.	Tender Offer:	A public tender offer for all outstanding shares of the Target by Acquisition Vehicle.

2.	Acquisition:	The acquisition of shares in Target by way of public tender offer.

3.	Tender Offer Document:	The tender offer document (Angebotsunterlage) and other documents entered or to be entered into by the Acquisition Vehicle in respect of the Tender Offer.

OTHER TERMS

1.	Documentation:	The facility agreement:

(a) will set out terms usual for this type of financing consistent with this summary of key terms;

(b) must be satisfactory to all parties; and

(c) must substantially reflect the Loan Market Association’s equivalent standard terms for leveraged acquisition finance transactions.

2.	Mandatory prepayment:	Prepayment and cancellation must be made in the following circumstances:

(a) Illegality

If it becomes unlawful for the Lender to perform any of its obligations as contemplated by any finance document or to fund or maintain any loan.

Mandatory prepayments must be made together with interest accrued on the amount prepaid and, subject to breakage costs, without penalty.

3.	Voluntary cancellation:	The undrawn commitments may be cancelled by the Borrower at any time, without penalty, by prior written notice and subject to a minimum amount and integral multiples to be agreed.

4.	Representations and warranties:	Customary representations and warranties for a transaction of this nature, including but not limited to representations and warranties from the Borrower and each Guarantor as to:

(a) status;

(b) legal validity of the finance documents and the Tender Offer Documents;

(c) no conflict with laws, constitutional documents or other documents;

(d) power and authority;

(e) authorisations required for validity and admissibility in evidence in full force and effect;

(f) the effectiveness of any submission to jurisdiction in connection with the finance documents and the choice of governing law of the finance documents;

(g) amounts payable free of taxes;

(h) no stamp duty or similar taxes payable in the jurisdiction of its incorporation;

(i) no event of default or other defaults;

(j) no misleading information, basis of preparation of financial projections, basis and reasonableness of opinions and no misleading omissions;

(k) accuracy of latest financial statements and no material adverse change since original financial statements;

(l) pari passu ranking of payment obligations under the finance documents;

(m) no material litigation, arbitration or administrative proceedings pending or threatened;

(n) no immunity in any legal proceedings; and

(o) no adverse consequences in the jurisdiction of incorporation for the Lender.

Unless stated to the contrary, representations must be repeated on the date of the utilisation request and on the first day of each Interest Period.

5.	General undertakings:	Customary general undertakings for a transaction of this nature (and will apply to the Borrower, the Guarantor and BidCo, as appropriate), including but not limited to:

(a) authorisations required to enable it to perform its obligations and to ensure legal validity of finance documents and the Tender Offer Document obtained and maintained in full force and effect;

(b) compliance with laws and regulations;

(c) pari passu ranking of obligations under the finance documents with all other unsecured, unsubordinated obligations; and

(d) compliance with applicable environmental laws and licences.

6.	Events of default:	Customary events of default for a transaction of this nature, including but not limited to:

(a) non-payment (with a grace period for technical/administrative error to be agreed);

(b) breach of financial covenants;

(c) the Borrower ceasing to be a wholly-owned subsidiary of the LuxCo;

(d) Luxco ceasing to be a wholly-owned subsidiary of Fujian Grand Chip;

(e) breach of other obligations under the finance documents (with a day grace period for remediable breach to be agreed);

(f) misrepresentation;

(g) cross-default (subject to an agreed threshold);

(h) insolvency events, insolvency proceedings, creditors’ process and related matters;

(i) cessation or to carry on business;

(j) unlawfulness or ineffectiveness of any finance document or any Tender Offer Document;

(k) repudiation of finance documents or any Tender Offer Document; and

(l) material adverse change.

7.	Assignments and transfers by Lender:	The Lender may assign any of its rights and may not transfer or novate any of its rights and obligations to another person without the prior written consent of the Borrower.

The Lender may disclose information to potential transferees without the prior written consent of the Borrower.

8.	Conditions Precedent:	Including but not limited to:

(a) Execution and approval of the facility agreement and relevant security documents satisfactory to the Lender;

(b) Evidence that the EURO equivalent of RMB 1,700,000,000 (being the Borrower’s own funds) has been, or will be used for the acquisition of the Target on or prior to the utilisation date;

(c) Evidence of satisfaction of the conditions precedent set out in the Tender Offer (including the Regulatory Offer Conditions (as defined therein));

(d) Submission of such other necessary documents as required by the Lender.

9.	Security:	The security package must include:

(a) Hong Kong law-governed guarantee from LuxCo (to be incorporated in facility agreement);

(b) PRC law-governed corporate guarantee from, Fujian Grand Chip;

(c) PRC law-governed personal guarantee from the Guarantor;

(d) Luxembourg law-governed share charge over shares in LuxCo, to be given by Fujian Grand Chip;

(e) German law-governed share pledge over shares in the Borrower, to be given by LuxCo;

(f)                     German law-governed stock pledge over all the shares in the Target acquired by the Borrower that are listed in Frankfurt, to be given by the Borrower (including any related security assignments vis-à-vis third parties such as without limitation parties involved in the settlement of the acquisition and transfer of the respective shares to be acquired), such shares ultimately to be deposited at a German depositary bank acceptable to the Lender, to be given by the Borrower;

(g) Luxembourg law-governed account pledge over bank account(s) of LuxCo opened with China Merchants Bank Luxembourg, to be given by LuxCo;

(h) German law-governed account charge over bank account(s) of the Borrower opened with Deutsche Bank AG, Germany, to be given by the Borrower;

(i)                       Hong Kong law-governed assignment and subordination of shareholder loan, to be given by the Guarantor, Fujian Grand Chip, LuxCo and the Borrower, in respect of all shareholder / intercompany loans advanced to the Borrower from time to time; and

(j) any other security and related documents to be determined by the Lender and agreed by the Borrower,

provided that the enforcement of any security interest created by the above security documents which results in a change of control in the Borrower, LuxCo and/or the Target shall be subject to all required governmental or official approvals, including but not limited to AWG and CFIUS approval.

10.	Taxes:	All payments must be made without deduction or withholding for any tax. Standard gross-up, indemnity and tax credit provisions will apply.

Stamp taxes and VAT payable in connection with the finance documents are for the account of the Borrower.

11.	Market terms:	These will include terms dealing with:

(a) market disruption;

(b) breakage costs;

(c) increased costs;

(d) indemnities;

(e) mitigation by the Lender; and

(f) set-off.

12.	Costs and expenses:

All legal and other expenses incurred by the Lender in connection with the negotiation, preparation, printing, execution, syndication and any amendment of any finance document will be for the Borrower’s account, whether or not the facility agreement is signed.

All legal and other expenses incurred by the Lender in connection with the enforcement of, or preservation of rights under, any finance document will be for the Borrower’s account.

13.	Governing law:	The facility agreement and any non-contractual obligations arising out of or in connection with it are governed by Hong Kong law.

Security documents will be governed by Hong Kong law or the law of the jurisdiction in which the security assets are located.

14.	Jurisdiction:

The courts of Hong Kong or the jurisdiction in which the security assets are located will have non-exclusive jurisdiction in relation to any dispute including a dispute relating to non-contractual obligations arising out of or in connection with any finance document.